Exhibit (a)(5)(xxxvii)

Media Release
Basel, 9 February 2009
Roche commences tender offer for Genentech for US$86.50 per share in cash
Roche announced today that it is commencing a cash tender offer for all outstanding publicly-held shares of Genentech for US$86.50 per share. The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time on March 12, 2009, unless the offer is extended. Roche currently owns approximately 55.8% of the Genentech outstanding shares.
The offer replaces the proposal made on July 21, 2008 by Roche to acquire all of the publicly-held shares of Genentech at a price of US$89 per share in cash by means of a negotiated merger. That public proposal was rejected by the special committee of Genentech’s Board of Directors on August 13, 2008. In light of the lack of progress toward an agreed transaction, Roche is making an offer directly to Genentech shareholders.
Commenting on the commencement of the tender offer, Franz B. Humer, Chairman of the Roche Group, said: “While we have changed our approach to the transaction, our plan on how we will combine the two companies remains unchanged. We will take the necessary steps to nurture Genentech’s innovative and unique science-driven culture. We remain committed to retaining Genentech’s top talent and approach to discovering and progressing new medicines. Genentech’s research and early development will operate as an independent unit within the Roche Group. Roche Pharma’s commercial operations in the U.S. will be transferred from Nutley to Genentech’s site in South San Francisco and will reflect the Genentech name, leveraging the strong brand value of Genentech.”
Roche’s offer is conditional upon, among other things, (i) a non-waivable condition that holders of at least a majority of the outstanding publicly-held Genentech shares tender their shares in the offer and (ii) that Roche has obtained sufficient financing to purchase all outstanding publicly-held shares and all shares issuable upon exercise of outstanding options and to pay related fees and expenses. If following the consummation of the offer Roche owns 90% or more of the Genentech shares, Roche intends to consummate a merger with Genentech.

F. Hoffmann-La Roche Ltd	4070 Basel	Corporate Communications	Tel. +41 61 688 88 88
	Switzerland	Roche Group Media Relations	Fax +41 61 688 27 75
www.roche.com
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The complete Offer to Purchase, Letter of Transmittal and other offering documents have been filed with the U.S. Securities and Exchange Commission. Genentech stockholders may obtain copies of all of the offering documents, including the Offer to Purchase, free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., the Information Agent for the offer, at (212) 929-5500 or (800) 322-2885 (Toll-Free).
Additional information about the transaction, including the offering documents, a letter to Genentech employees and an investor presentation, is available at www.transactioninfo.com/roche.
Greenhill & Co. is acting as financial advisor to Roche and Davis Polk & Wardwell is acting as legal counsel in connection with the tender offer.
About Roche
Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As the world’s biggest biotech company and an innovator of products and services for the early detection, prevention, diagnosis and treatment of diseases, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche is the world leader in in-vitro diagnostics and drugs for cancer and transplantation, and is a market leader in virology. It is also active in other major therapeutic areas such as autoimmune diseases, inflammatory and metabolic disorders and diseases of the central nervous system. In 2008 sales by the Pharmaceuticals Division totaled 36.0 billion Swiss francs, and the Diagnostics Division posted sales of 9.7 billion francs. Roche has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai, and invested nearly 9 billion Swiss francs in R&D in 2008. Worldwide, the Group employs about 80,000 people. Additional information is available on the Internet at www.roche.com.

Roche Group Media Relations
Phone: +41 -61 688 8888 / e-mail: basel.mediaoffice@roche.com
- Daniel Piller (Head)
- Alexander Klauser
- Martina Rupp
- Claudia Schmitt
Brunswick Group (for US media)
Phone: +1 -212 333 3810
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- Jennifer Lowney
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE, INCLUDING AMONG OTHERS: (1) PRICING AND PRODUCT INITIATIVES OF COMPETITORS; (2) LEGISLATIVE AND REGULATORY DEVELOPMENTS AND ECONOMIC CONDITIONS; (3) DELAY OR INABILITY IN OBTAINING REGULATORY APPROVALS OR BRINGING PRODUCTS TO MARKET; (4) DEVELOPMENTS IN FINANCIAL MARKET CONDITIONS, INCLUDING THE MARKET FOR ACQUISITION FINANCING AND OTHER CAPITAL MARKETS AND FLUCTUATIONS IN CURRENCY EXCHANGE RATES; (5) UNCERTAINTIES IN THE DISCOVERY, DEVELOPMENT OR MARKETING OF NEW PRODUCTS OR NEW USES OF EXISTING PRODUCTS, INCLUDING WITHOUT LIMITATION NEGATIVE RESULTS OF CLINICAL TRIALS OR RESEARCH PROJECTS AND UNEXPECTED SIDE-EFFECTS OF PIPELINE OR MARKETED PRODUCTS; (6) INCREASED GOVERNMENT PRICING PRESSURES OR CHANGES IN THIRD PARTY REIMBURSEMENT RATES; (7) INTERRUPTIONS IN PRODUCTION; (8) LOSS OF OR INABILITY TO OBTAIN ADEQUATE PROTECTION FOR INTELLECTUAL PROPERTY RIGHTS; (9) LITIGATION; (10) POTENTIAL DIFFICULTIES IN INTEGRATING THE BUSINESSES OF GENENTECH AND ROCHE, AND THAT SOME OR ALL OF THE ANTICIPATED BENEFITS OF THE PROPOSED TRANSACTION MAY NOT BE REALIZED ON THE SCHEDULE CONTEMPLATED OR AT ALL; (11) THAT FUTURE DIVIDENDS ARE SUBJECT TO THE DISCRETION OF THE BOARD OF DIRECTORS OF ROCHE AND GENENTECH, AS APPLICABLE, AND A NUMBER OF OTHER FACTORS, SOME OF WHICH ARE BEYOND THE CONTROL OF ROCHE; (12) THE ABILITY OF ROCHE TO GENERATE CASH FLOW TO, AMONG OTHER THINGS, REPAY ACQUISITION-RELATED DEBT AS CURRENTLY CONTEMPLATED; (13) LOSS OF KEY EXECUTIVES OR OTHER EMPLOYEES; AND (14) ADVERSE PUBLICITY AND NEWS COVERAGE.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL GENENTECH COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON FEBRUARY 9, 2009. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

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